EXHIBIT 2.1                 PRESS RELEASE

Viking Purchases Control of $200+ Million Asset Chinese Company

DALLAS--(BUSINESS WIRE)--Aug. 1, 2001-- Viking Capital Group, Inc., (OTC:VGCP - news) has completed the purchase of 25% of Beijing Fei Yun Property Development Company Ltd. (Fei Yun) for common stock in a deal which also gives Viking voting control of Fei Yun. Beijing Fei Yun is a diversified holding company whose primary activity is ownership, control and operation of real estate properties (commercial and residential) as well as owning manufacturing companies and other concerns totaling in excess of $200,000,000 in Fei Yun controlled assets. Revenues are projected to reach $88,000,000 and net income is expected to exceed $12,000,000 this year from all operations. All of the above information is in U.S. dollars.

William J. Fossen, Chairman of Viking states "Viking has made its first move to acquire large scale assets and income. We have been working hard to make this move for a long time for the benefit of all our shareholders. We are excited about the excellent position our Company has achieved in China at this most opportune time with a prestigious company in Beijing. China is bursting with opportunities. Viking brings to Fei Yun's experienced and well connected management team the capability to obtain additional U.S. capital to take advantage of those opportunities together."

Fei Yun Chairman, Haiping Zhou, states "Viking is just the kind of public company in the U.S. that we have been looking for to become our partner. We are thrilled about continuing to grow in China with the financial assistance of Viking and we are very pleased to become associated with Viking as its largest shareholder. We believe that together we can build a very large institution with the expertise the Viking leaders bring in the financial services industry along with Fei Yun's already growing assets and profits."

"Viking intends to file for a NASDAQ National Market Listing as soon as all requirements are met, which includes Viking's stock trading at $5.00 per share," states President Matthew W. Fossen. "In addition to giving our stock wider exposure to the public and industry analysts, Viking will be much more likely to qualify for various institutional investors once it is listed on NASDAQ." With this acquisition, Viking has met all of the NASDAQ National Market Listing requirements except for having its stock trading at $5.00 per share.

About Viking Capital Group, Inc.
Viking Capital Group, Inc., (VGCP-OTC), is headquartered in Dallas. Viking's China Operations are headquartered in Shanghai. Fei Yun's management team will operate the daily activities of Fei Yun's holdings in Beijing. Viking expects to acquire other operations in China and expand the activities of Fei Yun. Viking's U.S. operations will continue to focus on its plan to market and further develop its private network (Viking Capital Financial Network) to provide its customers data communications services and application services, via its subsidiaries, over the private network and over the internet. These Application Service Provider (ASP) services include Universal IP (insurance), IP Banker (remote banking), Benefits IP (employee benefit plan data processing), and IP Trader (securities trading) and IP Marketer (sales organizations). These products and services give the participant access to their accounts 24 hours a day, seven days a week. The Company's target market is financial services operations such as banks, insurance companies, and employee benefit plans.

To learn more about Viking's activities in China, go to www.vcgi.com.
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ISafe Harbor  Statement under the Private  Securities  Litigation  Reform Act of
1995 This press release may contain certain "forward-looking" statements as such term is defined in the Private Securities Litigation Reform Act of 1995 and information relating to the Company and its subsidiaries that are based on the beliefs of the Company's management as well as assumptions made by and information currently available to the Company's management. When used in this release, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or its subsidiaries or Company management, are intended to identify forward-looking statements. Such statements reflect the current risks, uncertainties and assumptions related to certain factors including, without limitations, changes or anticipated changes in regulatory environments, competitive factors, general
economic  conditions,  customer  relations,   relationships  with  vendors,  the
interest rate environment, governmental regulation and supervision, seasonality, distribution networks, product introductions and acceptance, technological change, changes in industry practices, onetime events and other factors described herein and in other press releases to the public or filings made by the company with the Securities and Exchange Commission, the ability to secure partnership or joint-venture relationships with other entities, the ability to raise additional capital to finance expansion, and the risks inherent in new product and service introductions and the entry into new geographic markets. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company does not intend to update these forward-looking statements. For further information which could cause actual results to differ from the Company's expectations, as well as other factors which could affect the Company's financial statements, please refer to the Company's report filed with the Securities and Exchange Commission.

Contact:
     Viking Capital Group, Dallas
     Matthew W. Fossen, (972)386-9996
     mfossen@vcgi.com
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     www.vcgi.com
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lstelte@ackermannpr.com and request to be added to the "VGCP list".








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